Exhibit 10.1

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is dated as of the Effective Date specified in Article I below by and among the entities identified on Schedule 1 — Sellers attached hereto (individually, a “Seller”, and collectively, “Sellers”) and U-STORE-IT, L.P., a Delaware limited partnership (“Buyer”).

RECITALS:

     WHEREAS, Sellers own the respective properties identified on Schedule 2 – Projects and Project Acquisition Values attached hereto consisting of sixty-seven (67) self-storage facilities, four (4) office parks and one (1) mobile home park (together with the applicable related real and personal property and other interests described in Article III hereof, each a “Project”, and collectively, the “Projects”);

     WHEREAS, the direct and indirect owners of each Seller are as set forth on Schedule 3 - Ownership Structure attached hereto and made a part hereof; and

     WHEREAS, Sellers desire to convey to Buyer, and Buyer desires to accept the conveyance of, the Projects, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Article I.

GENERAL INFORMATION

     The following general information is used throughout this Agreement:

     1.1 Title Company: Chicago Title Insurance Company

     1.2 Effective Date: March 1, 2005

     1.3 Land: The real property portion of the Projects.

     1.4 Acquisition Value: The sum of Two Hundred Seventeen Million Dollars ($217,000,000). The Acquisition Value allocable to each Project is as shown on Schedule 2 - Projects and Project Acquisition Values attached hereto. The allocation of Acquisition Value among the Projects shall be used for purposes of (i) determining the amount of the Title Policy (as defined in Article II) for each Project, (ii) determining the portion of the Acquisition Value attributable to any Project that is the subject of a Project Withdrawal (as defined in Sections 6.3 and 12.4) or an Approval Delay or Approval Withdrawal (each as defined in Section 4.2), and (iii) determining the value upon which any required transfer taxes, deed stamps or conveyance fees are to be paid. The Acquisition Value allocable to each Seller (with respect to each Seller, the “Seller Acquisition Value”) is as shown on Schedule 4 — Allocation of Acquisition Value attached hereto. The allocation of Acquisition Value among the Sellers shall be used for purposes of determining the amount of Seller Cash Consideration (as defined in Section 4.3) and

Seller Unit Consideration (as defined in Section 4.3) allocable to each Seller pursuant to Section 4.3.

     1.5 Earnest Money: The sum of One Million Dollars ($1,000,000) Earnest Money to be deposited by Buyer with the Escrow Agent (as defined in Section 4.1) within three (3) business days after the Effective Date, together with all interest accrued thereon.

     1.6 Inspection Period: 7:00 P.M. Eastern Standard Time ninety (90) days after the Effective Date.

     1.7 Closing Date: A date before thirty (30) days after expiration of the Inspection Period; provided, however, in the event the Closing (as defined in Article II) should occur on a Friday, Saturday, Sunday or Monday, the Closing Date shall be the next following Tuesday.

     1.8 Place of Closing: Through escrow closing at the offices of the Escrow Agent.

1.9	Notices, Buyer:	U-Store-It, L.P.
6745 Engle Road, Suite 300
Cleveland, Ohio 44130
Attn: Steven G. Osgood, President & Chief Financial Officer
Fax: (440) 234-5899
Phone: (440) 234-0700
E-mail: steveo@u-store-it.com

	with a copy to:	Hurtuk & Daroff Co., L.P.A.
Parkland Terrace
6120 Parkland Boulevard, Suite 100
Cleveland, Ohio 44124
Attn: Kurt J. von Boeselager, Esq.
Fax: (440) 605-6666
Phone: (440) 605-6667
E-mail:kvb@hurtukdaroff.com

	Notices, Sellers:	National Self Storage
c/o The Schomac Group, Inc.
535 North Wilmot Road, Suite 203
Tucson, Arizona 85711
Attn: Dennis Winans, President and Chief Financial Officer
Fax: (520) 887-4594
Phone: (520) 577-9898
E-mail: dwinans@schomacgroup.com

with a copy to:	George J. Feulner, Esq.
310 South Williams Circle, Suite 240
Tucson, Arizona 85711
Fax: (520) 624-7034
Phone: (520) 622-4866
E-mail: feulnergeorgej@qwest.net

Article II.

DEFINITIONS

     The terms defined in Article I and this Article II, whenever capitalized, shall have the meanings set forth below and in Article I, whenever such terms are used in this Agreement and all Exhibits hereto, unless the context clearly indicates a different meaning:

     “Agreement”. This instrument, together with all exhibits, addenda, schedules and amendments thereto.

     “Buyer’s knowledge” (or any form of such term, such as “knowledge of Buyer” or “known to Buyer” etc.) means the actual knowledge of the officers, partners, members, shareholders, agents and representatives of Buyer after due inquiry and shall not include any constructive or implied knowledge or the actual knowledge of any other person or entity.

     “Class A Units”. Class A Units (as defined in the Partnership Agreement).

     “Class B Units”. Class B Units (as defined in the Partnership Agreement).

     “Closing”. The consummation of the transactions contemplated by this Agreement, including the transfer of the Projects to Buyer and receipt of the Acquisition Value by Sellers.

     “Current Funds”. Wire transfer of current federal funds in accordance with wiring instructions to be provided by Sellers or the Escrow Agent, or such other forms of immediately available funds as may be acceptable to Sellers.

     “Encumbrance”. Any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, easement, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     “Management Company”. National Self Storage Management, Inc.

     “Partnership Agreement”. The Second Amended and Restated Agreement of Limited Partnership of Buyer, as amended.

     “Permitted Exceptions”. Those matters subject to which title to the Projects shall be conveyed to Buyer in accordance with Section 6.3 hereof.

     “Principals”. W. Michael Schoff, The Schomac Group, Inc., Tedco, Inc., Robert H. Schoff Revocable Trust Dated August 6, 2002, Susan A. Harris Revocable Trust Dated November 9, 1999, San Simeon Investments IV L.P. and Trust B of the Charles E. Schoff Family Revocable 1975 Trust.

     “Designated Principals”. W. Michael Schoff and Robert H. Schoff.

     “Sellers’ knowledge” (or any form of such term, such as “knowledge of Sellers” or “known to Sellers” etc.) means the actual knowledge of the officers of the management company for the Projects, officers of the Seller that is a corporation and, for those Sellers that are limited partnerships, the officers of the corporate general partners after due inquiry and shall not include any constructive or implied knowledge or the actual knowledge of any other person or entity.

     “Surveys”. Surveys of the Projects, certified as of a date no earlier than two (2) months prior to the Effective Date, made in accordance with the most current “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ACSM in 1999, with Table A items requested by Buyer.

     “Title Commitments”. The pro forma commitments for Owner’s Title Insurance Policies to be issued to Buyer in accordance with Section 6.2 hereof.

     “Title Documents”. The documents listed in the Title Commitments as exceptions to title to the Land and Improvements (as such terms are defined in Article III).

     “Title Policies”. The ALTA form of Owner’s Policies of Title Insurance to be issued to Buyer with full extended coverage in accordance with Section 9.3 hereof, with such endorsements thereto requested by Buyer.

     “Trust”. U-Store-It Trust, the general partner of Buyer.

Article III.

AGREEMENT OF TRANSFER

     Subject to the terms and conditions set forth in this Agreement, each Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase and accept from each Seller, all right, title and interest of each Seller in and to the following described property:

     (a) Land. The Land.

     (b) Easements. All easements, if any, benefiting the Land or the Improvements.

     (c) Rights and Appurtenances. All rights and appurtenances, if any, pertaining to the Land, including, without limitation, any right, title and interest of each Seller in and to adjacent streets, alleys or rights-of-way.

     (d) Improvements. All improvements to and structures in and on the Land (“Improvements”).

     (e) Leases. All leases or other agreements in effect on the Closing Date demising space in or providing for the use or occupancy of the Improvements or Land (“Leases”), and all refundable tenant deposits held by Sellers, subject to Sellers’ rights under Section 10.2.

     (f) Tangible Personal Property. The fixtures and personal property, including, without limitation, computers, copiers, furniture, carpeting, draperies, appliances, equipment, machinery, inventory, phones and office supplies owned by Sellers and located at or used in connection with the Projects (“Tangible Personal Property”).

     (g) Intangible Property. All intangible property owned or assignable by Sellers pertaining to the Projects or the use thereof, including, without limitation, transferable contracts, telephone numbers, all assignable guarantees and warranties pertaining to the Improvements and the Tangible Personal Property (including, without limitation, any construction warranties relating to the Improvements which run to the benefit of Sellers), and specifically including any Contracts (as defined in Section 6.1) which Buyer elects to assume (“Intangible Property”).

     Subject to the terms and conditions of this Agreement, the Designated Principals agree to cause the Management Company to grant Buyer a non-exclusive license to utilize the trade names under which Sellers are transacting business (“Trade Names”), including “National Self Storage” and “Nationwide Self Storage”, for current Yellow Pages advertising and existing signage at the Projects. The license shall terminate thirty (30) days after the current Yellow Pages advertising for the applicable Project expires.

Article IV.

CONSIDERATION

     4.1 Earnest Money. Within three (3) business days after execution of this Agreement, and as a condition precedent to Sellers’ obligations under this Agreement, Buyer shall deposit the Earnest Money with Chicago Title Insurance Company or an affiliate thereof (the “Escrow Agent”) in Current Funds. The Earnest Money shall be held by the Escrow Agent in an interest bearing account pursuant to an escrow agreement in the form of Exhibit A — Form of Escrow Agreement hereto (“Escrow Agreement”) unless and until the Earnest Money is disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement. As provided in the Escrow Agreement, the Earnest Money shall be released on the sole order of the Buyer or Buyer’s attorney at any time on or before expiration of the Inspection Period. If the Closing occurs, the Earnest Money will be applied to the cash portion of the Acquisition Value due at Closing. In the event of a default by either party, the Earnest Money will be disbursed in accordance with Article XI hereof.

     4.2 Assumption of Loans. As consideration for the sale of the Projects, Buyer agrees to assume the outstanding principal balances of Sellers’ loans with respect to the Properties identified on Schedule 5 — Assumable Loans attached hereto (“Assumable Loans”). The outstanding principal balance of the Assumable Loans shall be determined as of the Closing Date and shall not exceed $118,000,000 on the Closing Date. Buyer’s obligation to assume the

Assumable Loans is subject to Buyer’s receipt of any required approvals therefor from the respective lenders thereof on terms acceptable to Buyer, acting reasonably. Buyer shall exercise good faith efforts to obtain such approvals as of the Closing Date, and Seller agrees to cooperate with Buyer in such efforts. If Buyer is unable to obtain a required lender approval with respect to any Assumable Loan(s) by the Closing Date despite the exercise of good faith effort therefor, the Closing Date with respect to the Project(s) as to which such Assumable Loan(s) relate shall be extended to the third business day next following receipt of such approval(s) (“Approval Delay”). If, despite Buyer’s continued good faith efforts to obtain the approval(s) of lender(s) with respect to the Assumable Loan(s), Buyer is unable to obtain such approval(s), Buyer shall so notify Sellers in writing, whereupon this Agreement shall terminate with respect to the applicable Project(s) associated with such Assumable Loan(s), and the Acquisition Value and applicable Seller Acquisition Value shall each be reduced by the allocable portion thereof attributable to such Project(s) (any such termination as to a Project and reduction of Acquisition Value being an “Approval Withdrawal”).

     4.3 Payment of Acquisition Value. The Acquisition Value shall be paid as described in this Section 4.3. On the Closing Date, Buyer shall deliver to each Seller (a) the Seller Cash Consideration for such Seller, (b) the Seller Unit Consideration for such Seller and (c) if (and only if) a Make-Whole Notice shall have been delivered pursuant to Section 4.4, the Seller Make-Whole Cash Consideration for such Seller. The term “Seller Cash Consideration” with respect to a Seller shall be defined as Current Funds in an amount equal to (a) the Seller Consideration Amount for such Seller multiplied by (b) the Seller Cash Percentage for such Seller. The term “Seller Consideration Amount” with respect to a Seller shall equal (a) the Seller Acquisition Value for such Seller, minus (b) the principal balance as of the Closing Date of the Assumable Loans of such Seller assumed by Buyer, plus or minus (c) the adjustments and prorations provided herein with respect to the Projects owned by such Seller. The term “Seller Cash Percentage” with respect to a Seller shall be the percentage applicable to such Seller set forth on Schedule 4 – Allocation of Acquisition Value. The term “Seller Unit Consideration” with respect to a Seller shall be defined as a number of Class B Units obtained by dividing (a) the difference obtained by subtracting (1) the amount of Seller Cash Consideration for such Seller from (2) the Seller Consideration Amount for such Seller, by (b) the Stated Class B Unit Price. The term “Stated Class B Unit Price” shall be $16.75. The term “Seller Make-Whole Cash Consideration” with respect to a Seller shall be an amount equal to (a) the number of Class B Units comprising the Seller Unit Consideration for such Seller multiplied by (b) the difference obtained by subtracting (1) the Closing Class B Unit Price from (2) $16.00 (the “Minimum Class B Unit Price”). The term “Closing Class B Unit Price” shall equal the average of the closing prices of common shares of the Trust on the New York Stock Exchange (“NYSE”) as reported in The Wall Street Journal for each of the 10 consecutive Trading Days in the period ending five Trading Days prior to the Closing Date. “Trading Day” shall mean a day on which the NYSE is open for trading. The Stated Class B Unit Price, the Minimum Class B Unit Price and the Closing Class B Unit Price shall each be appropriately adjusted, if applicable, by the Conversion Factor (as defined in the Partnership Agreement) if the Conversion Factor shall be a number other than one (1). Each Seller shall have the right, upon written notice received from such Seller no less than two (2) days prior to the Closing Date, to cause Buyer to issue the Seller Unit Consideration issuable to such Seller pursuant to this Section 4.3 to the Principals that are direct or indirect equity owners of such Seller, as described on Schedule 10 — Allocation of Seller Unit

Consideration (and the issuance by Buyer to such Principals shall satisfy the obligation of Buyer under this Section 4.3 to issue the Seller Unit Consideration to such Seller).

     4.4 Special Termination Right. In the event the Closing Class B Unit Price is less than the Minimum Class B Unit Price, then Sellers shall have the right to terminate this Agreement by delivering a written notice (a “Seller Termination Notice”) to Buyer no less than three (3) Trading Days prior to the Closing Date; provided, however, that such Seller Termination Notice shall be null and void (and such termination by Sellers shall not take effect) in the event Buyer delivers to the Sellers no less than one (1) Trading Day prior to the Closing Date a written notice (a “Make-Whole Notice”) of its intention to pay to each Seller the Make-Whole Cash Consideration applicable to such Seller at the Closing. In the event of a termination pursuant to this Section 4.4, the Earnest Money shall be immediately returned to Buyer.

Article V.

CONDITIONS TO CLOSING

     5.1 Conditions to Buyer’s Obligations. Except as otherwise expressly provided in this Agreement, the obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) The representations and warranties of Sellers and Principals contained herein shall be true and correct as of the Closing Date as if made on the Closing Date;

     (b) Sellers shall have performed all the covenants and agreements required to be performed by Sellers under this Agreement prior to the Closing;

     (c) Sellers shall have delivered to Buyer or Escrow Agent the items set forth in Section 9.2(a); and

     (d) Buyer’s receipt of lenders’ written approvals which are a condition to Buyer’s assumption of the Assumable Loans.

     5.2 Conditions to Sellers’ Obligations. Except as otherwise expressly provided in this Agreement, the obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) The representations and warranties of Buyer contained herein shall be true and correct as of the Closing Date as if made on the Closing Date;

     (b) Buyer shall have performed all the covenants and agreements required to be performed by Buyer under this Agreement prior to the Closing; and

     (c) Buyer shall have delivered to the Sellers the items set forth in Section 9.2(b).

     5.3 Waivers of Conditions. Any conditions specified in this Article 5 may be waived by the applicable party. Subject to Section 7.3 hereof, if either Buyer or Sellers elect to proceed with the Closing, each and every condition that is unsatisfied at the Closing shall be deemed to be waived. If a party shall waive or be deemed to have waived any condition set forth in this Article 5, such party shall be deemed to have fully released and forever discharged the other party from and on account of all claims, demands or charges with respect to the waived condition.

Article VI.

DELIVERIES AND INSPECTIONS

     6.1 Sellers’ Obligations. Upon the Effective Date and thereafter upon Sellers’ preparation or receipt of the following, Sellers will deliver, or in the case of Leases make available, to Buyer the following items:

     (a) Rent Rolls and Operating Statements. For each Project, (i) a current rent roll and (ii) operating statements for calendar year 2004 and each month thereafter up to the Closing Date.

     (b) Leases. All Leases.

     (c) Contracts. Copies of all contracts in the possession of Sellers pertaining to the Projects (“Contracts”), including, but not limited to, service contracts, equipment leases and maintenance contracts, but excluding any property management contracts, all of which shall be terminated by Sellers at or before Closing, and Sellers shall provide evidence to Buyer of any such termination.

     (d) Other Deliveries. The other materials listed on Schedule 6 — Other Due Diligence Deliveries.

     6.2 Buyer’s Obligations. Buyer shall be obligated to obtain the following items:

     (a) Title Commitments. The Title Commitments.

     (b) Surveys. The Surveys.

     6.3 Title Objections.

     (a) If any exceptions appear in the Title Commitments, Title Documents or Surveys that Buyer determines in good faith are unacceptable to it, then Buyer shall, within the Inspection Period, provide written notice to Sellers and Title Company of such unacceptable exception(s) (“Unpermitted Exceptions”). If Buyer fails to disapprove an item reflected therein by written notice received by Sellers and Title Company within the Inspection Period, Buyer shall be deemed to have unconditionally approved such item. Notwithstanding the foregoing, monetary liens, other than those relating to Assumable Loans to be assumed by Buyer, are “Unpermitted Exceptions” whether or not objected to by Buyer, and must be satisfied or released at Closing

     (b) Sellers may, at Sellers’ option, attempt to eliminate or modify such Unpermitted Exceptions to the reasonable satisfaction of Buyer, although Sellers shall not be obligated to do so, and Sellers shall provide Buyer written notice within five (5) business days of receipt of Buyer’s written notice of Sellers’ intention of whether or not to attempt to eliminate such Unpermitted Exceptions. If Sellers choose not to eliminate such condition, or if Sellers fail to give notice within the five (5) business day period set forth above of Sellers’ election to cure such condition, then within five (5) business days thereafter, Buyer may, by notice in writing to Sellers, (i) terminate this Agreement, and the Earnest Money shall be refunded to Buyer or (ii) terminate this Agreement with respect to any Project(s) as to which Sellers have not agreed to eliminate the Unpermitted Exceptions, in which event the Acquisition Value shall be reduced by the allocable portion thereof attributable to such Project(s) (any such election to terminate as to a Project and reduction of the Acquisition Value being a “Project Withdrawal”). Notwithstanding the preceding sentence, if Buyer does not terminate this Agreement within such five (5) business day period, Buyer shall be deemed to have unconditionally accepted such title subject to such Unpermitted Exceptions and, if the Closing occurs, Buyer shall purchase the Projects subject to such Unpermitted Exceptions. If Sellers elect to attempt a cure, but are unable to cure an Unpermitted Exception by the Closing Date, then Buyer may terminate this Agreement by notice in writing to Sellers, and the Earnest Money shall be refunded to Buyer. If the Buyer does not so elect to terminate this Agreement, Buyer shall be deemed to have unconditionally accepted title subject to such Unpermitted Exception and the parties shall proceed with Closing as scheduled. The matters shown on the Title Commitments and Surveys which Buyer approves or is deemed to approve pursuant to this Section 6.3 shall constitute Permitted Exceptions.

     6.4 Inspection Period.

     (a) During the Inspection Period, Buyer may conduct a due diligence review of the Projects, including, without limitation, obtaining such engineering, environmental and such other tests and reports as it may deem necessary and reviewing the documents to be provided by Sellers pursuant to Section 6.1. If for any reason during the Inspection Period Buyer determines, in its sole and absolute discretion, that it does not desire to purchase the Projects, then Buyer may by notice to Sellers in writing prior to the expiration of the Inspection Period terminate this Agreement in its entirety, in which case the Earnest Money shall be returned to Buyer. Failure of Buyer to provide such notice by such date shall constitute a waiver by Buyer of any right to terminate this Agreement pursuant to the terms of this Section 6.4(a).

     (b) Except as provided in Section 12.5, any information regarding the Projects provided to Buyer by Sellers and any information acquired by Buyer in connection with this Agreement or Buyer’s investigation of the Projects shall constitute confidential information, and Buyer agrees not to disclose this confidential information, or any of the provisions, terms or conditions thereof, to any party outside of Buyer’s organization except its attorneys, accountants, lenders or investors and other authorized agents (collectively, the “Permitted Outside Parties”). Buyer further agrees that the confidential information shall be disclosed and exhibited only to those persons within Buyer’s organization or to the Permitted Outside Parties who are responsible for determining the feasibility of Buyer’s acquisition of the Projects and who have agreed to preserve the confidentiality of such information as required herein. If this Agreement is terminated for any reason, Buyer shall upon Sellers’ request deliver to Sellers all information, data, studies and tests regarding the Projects which Sellers previously provided to Buyer. Buyer shall also upon any Sellers’ request deliver to Sellers any environmental, physical and other third party reports relating to the Projects and obtained by Buyer from parties other than Sellers, provided Sellers reimburse Buyer for Buyer’s actual costs related thereto.

     (c) Buyer shall endeavor to give Sellers reasonable prior written notice (at least 24 hours) of its intention to conduct any inspections of the Projects, which notices shall specify the date and approximate time that Buyer or its representatives are scheduled to arrive at the applicable Project, and each Seller shall have the right to have representatives of such Seller present at any inspections. Buyer shall be liable for all damage or injury to any person or property resulting from any such inspection, whether occasioned by the acts of Buyer or any of its employees, agents, representatives or contractors, and Buyer shall indemnify, defend and hold harmless Sellers from any liability resulting therefrom.

Article VII.

REPRESENTATIONS AND WARRANTIES

     7.1 Sellers’ Representations. Each Seller represents, warrants and covenants (as to itself, but not as to any other Seller) to Buyer that:

     (a) Seller is a duly formed and validly existing entity in good standing under the laws of its state of organization, is qualified to do business in the state(s) in which it is legally required to be so qualified and its owners are as set forth on Schedule 3 – Ownership Structure.

     (b) Except as provided in Section 7.6(a) hereto, Seller has taken all necessary action and obtained all necessary consents to authorize its execution, delivery and performance of this Agreement, and this Agreement is enforceable against Seller.

     (c) This Agreement and the transactions contemplated hereby do not conflict with existing laws or with any Contracts or other documents or agreements to which Seller is a party.

     (d) There is no legal action pending against or with respect to Seller which would materially affect the ability of Seller to carry out the transactions contemplated by this Agreement.

     (e) There is no currently pending, or to Seller’s knowledge threatened, litigation relating to the Projects owned by Seller, except as set forth on Schedule 8 – Pending Litigation.

     (f) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending or contemplated against Seller.

     (g) Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.

     (h) The rent rolls and Project operating statements delivered or to be delivered pursuant to Section 6.1 are true and correct in all material respects as of the date thereof.

     (i) Seller has not received any written notice of any violation of any law, zoning ordinance, municipal ordinance, code, or regulation (including any environmental law or regulation) affecting the Projects owned by Seller which has not been cured, nor has Seller received any written notice of any existing or threatened condemnation action involving any such Project.

     (j) Seller is not subject to any commitment, obligation or agreement to sell any Project of Seller (including but not limited to, any right of first refusal or option to purchase granted to a third party), which would or could prevent Seller from completing the transfer of any Project under this Agreement or which would bind Buyer subsequent to Closing.

     (k) The Leases listed on the rent rolls are all of the leases affecting Seller’s Projects, and the copies thereof which have been or will be delivered to or made available to Buyer pursuant to Section 6.1 are true and correct in all material respects.

     (l) The copies of the Contracts delivered or to be delivered to Buyer pursuant to Section 6.1 are true and correct in all material respects.

     (m) Except as to be disclosed to Buyer in writing within ten (10) days after the Effective Date, Seller has not distributed or authorized the distribution of any localized, mass or direct marketing mailing which provides any coupons, discounts or other rental concessions, rebates or free rent for any new or existing tenants of any Project which would be effective after the Closing Date.

     (n) Seller has all right and capacity to cause the sale, transfer and assignment of the Leases to Buyer and to Seller’s knowledge, (i) Seller has duly and punctually kept, observed and performed all of the material obligations, terms, covenants, conditions and warranties of the Leases to be kept, observed and performed; (ii) the Leases are valid and in full force and effect and have not been amended except in the ordinary course of business; (iii) Seller has not collected any rent for more than one (1) month in advance under any Leases which are in effect on the Closing Date except as disclosed in the rent rolls provided to Buyer; (iv) except for written Leases, there are no other leases of the Projects; (v) Seller has not received any notification and has no knowledge of any pending or threatened action, whether voluntary or involuntary in bankruptcy against any of the tenants; (vi) except for the tenants identified on the rent roll delivered pursuant to Section 6.1, there are no tenants in possession of the Projects on the Closing Date except for tenants who occupy the Projects pursuant to Leases executed in the ordinary course of business after the date of such report, and (vii) except as indicated in the Leases made available to Buyer, there are no security deposits.

     (o) To Seller’s knowledge Seller is not in default under any of the Assumable Loans and each Assumable Loan is assumable, subject to the lender’s consent.

     (p) Management Company has the full right, power and authority to grant a license to Buyer in the Trade Names. Management Company does not use the Trade Names by consent of any other person or entity, and, except for its other licensing agreements, Management Company owns the Trade Names free and clear of any attachments, liens, claims, encumbrances or agreements.

     7.2 Buyer’s Representations. Buyer represents, warrants and covenants to Sellers that:

     (a) Buyer is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware.

     (b) Buyer has taken all necessary action and obtained all necessary consents to authorize Borrower’s execution, delivery and performance of this Agreement and all of the transactions contemplated hereby, and this Agreement is binding upon and enforceable against Buyer.

     (c) This Agreement and the transactions contemplated hereby do not conflict with existing laws or with any contracts to which Buyer is a party.

     (d) There is no legal action pending against Buyer which would materially affect the ability of Buyer to carry out the transactions contemplated by this Agreement.

     (e) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending or contemplated against Buyer.

     7.3 Survival. All of the representations, warranties and covenants of Sellers, Principals and Buyer contained in this Agreement or in any of the documents listed in Article IX or otherwise executed by Buyer or Sellers at Closing (the “Closing Documents”) are material and all shall survive the Closing Date or termination of this Agreement.

     7.4 Disclaimer. THE TRANSFER OF THE PROJECTS AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS”, “WHERE IS” CONDITION AND BASIS.

     7.5 Sellers’ and Principals’ Representations as to Securities Matters; Transfer Restrictions. Each Seller and each Principal represents, warrants and covenants (as to itself, but not as to any other Seller or Principal) to Buyer as follows:

     (a) Such Seller or Principal acknowledges that Buyer intends the offer and issuance of the Class B Units to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws by virtue of

(i) the status of such Seller or Principal as an “accredited investor” within the meaning of the federal securities laws, and (ii) Regulation D promulgated under Section 4(2) of the Securities Act (“Regulation D”), and that Buyer will rely in part upon the representations and warranties made by such Seller or Principal in this Agreement in making the determination that the offer and issuance of the Class B Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

     (b) Such Seller or Principal is an “accredited investor” within the meaning of the federal securities laws.

     (c) Such Seller or Principal will acquire the Class B Units for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act (except, in the case of Class B Units received by a Seller, for the distribution of such Class B Units to a Principal). Such Seller or Principal does not intend or anticipate that it will rely on this investment as a principal source of income.

     (d) Such Seller or Principal has sufficient knowledge and experience in financial, tax and business matters to enable him/her to evaluate the merits and risks of investment in the Class B Units. Such Seller or Principal has adequate means of providing for such Seller’s or Principal’s current and anticipated financial needs and contingencies, has the ability to bear the economic risk of acquiring the Class B Units for an indefinite period of time and has no need for liquidity in the Class B Units and could afford loss of all such investment. Such Seller or Principal acknowledges that (i) the transactions contemplated by this Agreement involve complex tax consequences for such Seller or Principal, and such Seller or Principal is relying solely on the advice of his/her own tax advisors in evaluating such consequences, (ii) Buyer has not made (nor shall it be deemed to have made) any representations or warranties as to the tax consequences of such transaction to such Seller or Principal, (iii) any references in this Agreement to the intended tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by Buyer as to a particular tax effect that may be obtained by such Seller or Principal and (iv) neither Buyer nor its agents, employees or any other person acting on its behalf has rendered or will render any investment, securities, accounting or tax advice to such Seller or Principal, and such Seller or Principal is neither subscribing for nor acquiring the Class B Units in reliance upon or with the expectation of any such advice. Such Seller or Principal remains solely responsible for all tax matters relating to such Seller or Principal.

     (e) Such Seller or Principal has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Class B Units (including an information statement comprised of recent SEC filings) and any other information such Seller or Principal has requested. Such Seller or Principal has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Class B Units contemplated hereby.

     (f) Such Seller or Principal acknowledges that such Seller or Principal is aware that there are substantial restrictions on the transferability of the Class B Units and that the Class B Units will not be registered under the Securities Act or any state securities laws, and such Seller or Principal has no right to require that they be so registered. Such Seller or Principal agrees that any Class B Units it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities laws. Such Seller or Principal acknowledges that such Seller or Principal shall be responsible for compliance with all conditions on transfer imposed by any securities authority and for any expenses incurred by Buyer for legal or accounting services in connection with reviewing such a proposed transfer or issuing opinions in connection therewith.

     (g) Such Seller or Principal understands that no federal agency (including the Securities and Exchange Commission), state securities commission or other regulatory authority has passed upon or will pass upon, or endorse the merits of, an investment in the Class B Units.

     (h) Such Seller or Principal understands that there is no established public, private or other market for the Class B Units acquired by such Seller or Principal hereunder and it is not anticipated that there will be any public, private or other market for such Class B Units in the foreseeable future.

     (i) Such Seller or Principal understands that Rule 144 promulgated under the Securities Act is not currently available with respect to the sale of Class B Units.

     (j) Such Seller or Principal acknowledges that any certificate evidencing Class B Units shall bear the following legend:

     (1) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATES AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY IN FORM AND SUBSTANCE TO U-STORE-IT, L.P. AND ITS COUNSEL, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR SUCH STATES OR THAT SUCH TRANSACTION COMPLIES WITH THE RULES PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION UNDER SAID ACT OR SUCH STATES.”

     (2) “THE SECURITIES HEREBY REPRESENTED ARE SUBJECT TO, AND MAY NOT BE TRANSFERRED WITHOUT COMPLYING WITH, CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN AGREEMENT OF LIMITED

PARTNERSHIP OF U-STORE-IT, L.P., A COPY OF WHICH MAY BE INSPECTED AT THE OFFICES OF U-STORE-IT, L.P.”

     7.6 Sellers’ Representations as to Required Approvals. Each Seller represents, warrants and covenants to Buyer as follows:

     (a) Such Seller has taken all necessary action and obtained all necessary consents to authorize its execution, delivery and performance of this Agreement, and this Agreement is enforceable against such Seller. If approval of or consent to the execution, delivery or performance of this Agreement is required to be obtained from the limited partners or other equity holders of such Seller under the partnership agreement, limited liability company agreement or other organizational document or contractual arrangement applicable to such Seller, then such approval or consent has been obtained, except for the Sellers listed in Schedule 9 – Section 7.6 Sellers attached hereto (and any such approval or consent related to each Seller listed in Schedule 9 – Section 7.6 Sellers shall be obtained by such Seller prior to the Closing Date). Such Seller complied with all applicable laws and all requirements of any such partnership agreement, limited liability company agreement or other organizational document or contractual arrangement applicable to such Seller in connection with obtaining any such approval or consent. Any materials provided to the limited partners or other equity holders of such Seller in connection with obtaining any such approval or consent complied with all applicable laws, including Rule 10b-5 under the Securities Exchange Act of 1934, as amended.

     (b) Such Seller shall comply with all requirements of any partnership agreement, limited liability company agreement or other organizational document or contractual arrangement applicable to such Seller in connection with the receipt and further distribution of the Seller Cash Consideration, Seller Unit Consideration and, if applicable, Seller Make-Whole Cash Consideration for such Seller.

Article VIII.

FUTURE OPERATIONS

     From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

     8.1 Maintenance. Sellers shall keep and maintain the Land and Improvements and the Tangible Personal Property in the same condition at the respective Projects existing as of the Effective Date, reasonable wear and tear, casualty and condemnation (and, with respect to the Tangible Personal Property, disposition in the ordinary course of business) excepted and to continue to operate the Projects in the ordinary course consistent with past practices.

     8.2 Contracts. Sellers shall perform all of their material obligations under the Contracts prior to Closing. Sellers may, without the consent of Buyer, terminate, modify, enter into, or renew any Contract in the ordinary course of business, provided that (i) any new Contract is cancelable on or before Closing and (ii) Sellers shall not terminate any yellow page advertising before Closing. Buyer shall notify Sellers prior to the end of the Inspection Period if Buyer wants any Contracts terminated prior to Closing. With respect to any Contracts as to which Buyer does not notify Sellers within such time, Buyer shall assume each such Contract at Closing, and any expenses or fees with respect thereto shall be prorated as of the Closing Date. Sellers agree that the management contracts with respect to the Projects will be terminated at Sellers’ expense at or before Closing unless Buyer and Sellers have otherwise entered into an agreement for Sellers (or their designated entity) to continue to manage the Projects for Buyer after Closing. Notwithstanding the foregoing, Buyer shall enter into a management agreement, effective as of the Closing Date, with a Seller designated entity for the management of the Projects identified as Lakewood Business Center and Oracle Business Plaza, each in Tucson, Arizona, in the form of Exhibit B — Form of Management Agreement attached hereto.

     8.3 Leasing of Space. Sellers shall perform all of their obligations under the Leases prior to Closing. Sellers shall be entitled to modify, amend, enter into, and renew any Leases in the ordinary course of business, provided that all Leases are on Sellers’ standard form and are negotiated at arms-length with third parties that are not controlled by or under common control with Sellers. Notwithstanding the foregoing, after the expiration of the Inspection Period Sellers shall not modify, amend, enter into or renew any non mini-storage leases without the consent of Buyer, which consent will not be unreasonably withheld or delayed.

     8.4 Financing of Projects. Sellers have represented to Buyer that Sellers have (i) entered into a loan commitment dated November 23, 2004 (“Loan Commitment”) with Aegon USA Realty Investment Advisors, Inc. (“Lender”) to provide financing in the amount of $75,000,000 to be secured by the Projects identified on Schedule 7 – Aegon Projects attached hereto (“Aegon Refinancing”). Buyer agrees at the Closing (i) to reimburse Sellers up to $230,000 for actual costs incurred by Sellers in underwriting and financing fees in connection with the Aegon Refinancing, for which Sellers shall provide Buyer reasonable supporting documentation and (ii) provided Aegon consents in writing to Buyer’s assumption of Sellers’ rights under the Loan Commitment on terms no less favorable to Buyer and if so required by Lender, to provide Lender (a) a letter of credit in an amount not to exceed $2,250,000 in replacement of a letter of credit previously provided by Sellers to Lender, and (b) a fully refundable security deposit in an amount of not to exceed $750,000, in replacement of the security deposit provided by Sellers to Lender, in each instance to secure the Aegon Refinancing.

     8.5 Sale Agreements, Options, Etc. Sellers shall not enter into any contract to sell or grant any option to purchase any portion of any Project, nor enter into any lease of all or substantially all of any Project except with respect to any Project(s) for which this Agreement has been terminated.

     8.6 Discount Promotions. Sellers shall not, without the consent of Buyer, distribute or authorize the distribution of any localized, mass or direct marketing mailing which provide any coupons, discounts or other rental concessions, rebates or free rent for any new or existing tenants of any Project which would be effective after the Closing Date.

     8.7 Estoppels. Sellers shall obtain from the tenants under any non-storage leases of 5,000 or more square feet estoppel certificates in form prepared, or approved by, Buyer.

Article IX.

CLOSING

     9.1 Date and Place of Closing. Subject to the satisfaction or waiver of all material conditions to either party’s obligation to consummate the transfer and acquisition of the Projects, the Closing shall take place on the Closing Date at the Place of Closing specified in Article I above.

     9.2 Items to be Delivered at Closing.

     (a) By Sellers. At or prior to Closing, Sellers shall deliver or cause to be delivered to Buyer, through escrow, each of the following items:

     (i) For each Project, a properly executed special or limited warranty deed in the form of Exhibit E hereto.

     (ii) An executed Bill of Sale and Assignment in the form of Exhibit F - Form of Bill of Sale and Assignment hereto and fully executed title transfer documentation for all motor vehicles to be transferred hereby as required by applicable state law.

     (iii) An executed Assignment of Leases, Intangible Property, Contracts and Assumption Agreement in the form of Exhibit G — Form of Assignment of Leases, Intangible Property, Contracts and Assumption Agreement hereto (“Assignment and Assumption”).

     (iv) A Limited Partner Acceptance in the form attached hereto as Exhibit H – Form of Limited Partner Acceptance executed by each Seller with respect to the Seller Unit Consideration applicable to such Seller (provided, however, that if any Seller desires for the Seller Unit Consideration issuable to it pursuant to Section 4.3 to be issued to Principals that are direct or indirect equity owners of such Seller, as described on Schedule 10 — Allocation of Seller Unit Consideration, then each such Principal shall execute such a Limited Partner Acceptance in lieu of such Seller).

     (v) Any customary certificates and affidavits that may be required in the normal course by Title Company, duly executed by Sellers.

     (vi) A Non-foreign Certification of Entity Transferor from Sellers or other evidence satisfying the requirements of Section 1445 of the Internal Revenue Code.

     (vii) An executed certificate in the form of Exhibit I — Form of Recertification of Representations and Warranties hereto recertifying the representations and warranties set forth in Section 7.1 above as of the Closing Date.

     (viii) Updated rent rolls for all Projects dated as of the end of the day prior to the Closing Date.

     (ix) The closing statement(s) for this transaction (the “Closing Statements”) executed by Sellers.

     (x) The originals (or clean and legible copies) of all of the Leases, which shall be made available to Buyer at the Projects, and Contracts in the possession of Seller.

     (xi) All of any keys in Sellers’ possession relating to the Projects and a written copy of all security alarm codes, if any.

     (xii) Notices in the form of Exhibit J — Form of Notice to Vendors hereto notifying the vendors under the Contracts to be assumed by Buyer of the transfer of the Projects.

     (xiii) Notices in the form of Exhibit K — Form of Notice to Tenants hereto notifying the tenants of the transfer of the Projects.

     (xiv) A Non-Competition Agreement in the form of Exhibit L — Form of Non-Competition Agreement hereto executed by Sellers and the individuals identified therein.

     (xv) Any transfer declaration or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the transactions contemplated by this Agreement, duly executed by Sellers, if necessary.

     (xvi) Evidence of Sellers’ authority to consummate this transaction.

     (xvii) An agreement between Buyer and Sellers’ designee pursuant to which Buyer shall use Sellers’ call center located at Online Self Storage, Inc., 3827 N. Oracle Road, Tucson, Arizona, for a period of two (2) years from the Closing Date, for which Buyer shall pay Sellers’ designee $20,000 per month (“Use Agreement”).

     (b) By Buyer. At or prior to Closing, Buyer shall deliver to Sellers, or cause to be delivered to Sellers, through escrow, each of the following items:

     (i) The Assignment and Assumption executed by Buyer.

     (ii) Limited Partner Acceptances in the form attached hereto as Exhibit H – Form of Limited Partner Acceptance executed by Buyer with respect to the Seller Unit Consideration applicable to each Seller (provided, however, that if any Seller desires for the Seller Unit Consideration issuable to it pursuant to Section 4.3 to be issued to Principals that are direct or indirect equity owners of such Seller, as described on Schedule 10 — Allocation of Seller Unit Consideration,

then Buyer shall execute such a Limited Partner Acceptance with respect to each such Principal).

     (iii) Any customary certificates and affidavits that may be required in the normal course by Title Company, duly executed by Buyer.

     (iv) A certificate in the form of Exhibit I – Form of Recertification of Representations and Warranties hereto recertifying the representations and warranties set forth in Section 7.2 above as of the Closing Date.

     (v) The Closing Statements executed by Buyer.

     (vi) The Seller Unit Consideration and Seller Cash Consideration in Current Funds.

     (vii) Evidence of Buyer’s authority to consummate this transaction.

     (viii) The Non-Competition Agreement executed by Buyer.

     (ix) Any transfer declaration or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the transactions contemplated by this Agreement, duly executed by Buyer, if necessary.

     (x) The Use Agreement executed by Buyer.

     (c) By Designated Principals. At or prior to Closing, Designated Principals shall cause to be delivered to Buyer, through escrow, a license agreement in the form of Exhibit C – Form of License Agreement, executed by the Management Company.

     9.3 Title Policies. Within thirty (30) days after the Closing occurs and all documents delivered at the Closing that are intended to be recorded are so recorded and returned to the Title Company, the Title Company shall deliver the Title Policies to Buyer, subject only to the Permitted Exceptions. The provisions of this Section 9.3 shall survive the Closing. Notwithstanding the foregoing, at Closing, the Title Company shall deliver to Buyer endorsements to the Title Commitments or a “mark-up” of the same, in a manner satisfactory to Buyer such that as of the Closing Date and payment of the Acquisition Value, Buyer has the full protection of the Title Policies.

Article X.

CLOSING COSTS AND PRORATIONS

     10.1 Closing Costs. Sellers and Buyer shall each pay their respective attorneys’ fees. Buyer shall pay, subject to Sellers’ contributions provided in clause (a) below, (i) the costs of Buyer’s inspections (including environmental and engineering) and other due diligence, (ii) the cost of the premiums for the title policies and for extended coverage, (iii) the cost of the Surveys, including any updates thereto, (iv) the title premiums for any endorsements to the title policies,

(v) one-half of all fees and costs associated with the Loan Assumptions, exclusive of Buyer’s and Sellers’ respective attorney’s fees, (vi) one-half of the cost of the escrow closing fees, and (vii) the cost of recording the deeds for the Projects. Sellers shall pay (a) $6,000 per Project for the cost of premiums for the title policies, the Surveys and Phase I environmental assessments, reduced, however, to the extent of any verifiable reduction in such costs (to the extent of one-half of the costs of such verifiable reduction) by virtue of Sellers’ providing title work, surveys and/or inspection reports of recent date, i.e. not earlier than January 1, 2003, that are in form reasonably acceptable to Buyer, (b) one-half of all fees and costs associated with the Loan Assumptions, (c) one-half of the cost of the escrow closing fees, and (d) all transfer taxes, conveyance fees or deed or documentary stamp taxes due in connection with the sale of the Projects. Sellers shall also pay the investment banking/brokerage fee of National Self Storage Management, Inc.

     10.2 Prorations.

     (a) All rents, income and all other operating expenses (except utilities) with respect to the Projects for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Projects for the year in which the Closing occurs, shall be prorated to the date of Closing (i.e. such that revenues and expenses through and including the day before the date of Closing shall be Sellers’ and revenues and expenses on the date of Closing and thereafter shall be Buyer’s) in the manner set forth in this Section 10.2. Sellers shall provide to Buyer a credit for all security deposits held by Sellers under the Leases. Sellers shall also provide to Buyer a credit for all security deposits held in connection with any property managers’ occupation of managers’ apartments located at the Projects.

     (b) Sellers shall pay or cause to be paid to Buyer at Closing, the amount of the prepaid rents paid to Sellers by tenants as of the Closing Date. Except as hereinafter provided, no proration shall be made for rents delinquent as of the Closing Date (“Delinquent Rents”). At Closing, Buyer shall pay Sellers an amount equal to ninety percent (90%) of Delinquent Rents of Non-Defaulting Tenants which are delinquent thirty (30) days or less. As used herein, Non-Defaulting Tenants means tenants who are currently not more than thirty (30) days delinquent in the payment of rent. Any Delinquent Rents collected after Closing shall belong exclusively to Buyer and all rights to pursue collection of such amounts shall vest solely in Buyer.

     (c) Real estate taxes and personal property taxes (if any) shall be prorated as of the Closing Date based on the most recent ascertainable real estate tax rate and assessor’s valuation and shall not be reprorated. Sellers shall pay, at Closing, any and all obligations and assessments, if any, arising from any road district or municipal utility district affecting the Projects, or for any special assessments relating to the Projects. Sellers shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, and Buyer shall deliver to Sellers any amounts received by Buyer with respect thereto after Closing.

     (d) Sellers will obtain the return of any utility deposits maintained by Sellers with respect to the Projects and Buyer shall be responsible for making any required replacement utility deposits.

     (e) All other operating expenses (including utility charges and all expenses under any Contracts assumed by Buyer and any prepaid yellow page listing expenses) with respect to the Projects shall be prorated at Closing.

Article XI.

DEFAULTS AND REMEDIES

     11.1 Sellers’ Default; Buyer’s Sole Remedies. If, after written demand, any Seller fails to consummate this Agreement in accordance with its terms (other than by reason of (i) Buyer’s breach of any of its representations or warranties contained in this Agreement; (ii) Buyer’s continuing default of any of its material covenants hereunder after ten (10) days’ prior written notice of such default; (iii) a termination of this Agreement by Sellers or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party or (iv) failure by Buyer to deliver the items required under Section 9.2(b)), Buyer may either (1) terminate this Agreement by written notice to Sellers, in which event the Earnest Money shall be returned to Buyer, or (2) pursue specific performance of this Agreement. In the event of any Seller’s continuing default after Closing in any of its representations, warranties or covenants in this Agreement which survive Closing or any documents delivered by any Seller at Closing, and such default continues for more than thirty (30) days after written notice of such default from Buyer, Buyer shall be entitled to pursue its remedies available at law or in equity.

     11.2 Buyer’s Default; Sellers’ Sole Remedies. If after written demand, Buyer fails to consummate this Agreement in accordance with its terms (other than by reason of (i) Sellers’ or Principals’ breach of any of its representations or warranties contained in this Agreement; (ii) Sellers’ or Principals’ continuing default of any of its material covenants after ten (10) days’ prior written notice of such default; (iii) a termination of this Agreement by Sellers or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party; or (iv) failure by Sellers to deliver the items required under Section 9.2(a)), Sellers may receive and retain the Earnest Money as liquidated damages (and not as a penalty) for breach of this Agreement. Such amount is agreed upon by and between Sellers and Buyer as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof. In the event of Buyer’s continuing default after Closing in any of its representations, warranties or covenants in this Agreement which survive Closing or any documents delivered by Buyer at Closing, and such default continues for more than thirty (30) days after written notice of such default from Sellers, Sellers shall be entitled to pursue any remedies available at law or in equity.

     11.3 Indemnification. Each Seller agrees to indemnify, defend, protect and hold harmless Buyer from and against any and all suits, actions, proceedings, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, including, without limitation, attorneys’ and experts’ fees and expenses, in connection or resulting from any breach of any representation, warranty, covenant or agreement made herein by such Seller.

     Each Principal agrees to indemnify, defend, protect and hold harmless Buyer from and against any and all suits, actions, proceedings, demands, claims, liabilities, obligations, fines,

penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, including, without limitation, attorneys’ and experts’ fees and expenses, in connection or resulting from any breach of any representation, warranty, covenant or agreement made herein by such Principal.

     The Schomac Group, Inc. agrees to indemnify, defend, protect and hold harmless Buyer from and against any and all suits, actions, proceedings, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, including, without limitation, attorneys’ and experts’ fees and expenses, in connection or resulting from any breach of any representation, warranty, covenant or agreement made herein by any Seller or Principal.

     Buyer shall have the right to deduct amounts owed to it by any Seller or Principal under this Section 11.3 against any distributions payable with respect to Class B Units issued hereunder to such Seller or Principal (or the related Class A Units). This Section 11.3 shall survive the Closing.

Article XII.

MISCELLANEOUS PROVISIONS

     12.1 Partial Redemption of Units. Buyer, at the written request of one or more Sellers and Principals (collectively, the “Participating Sellers/Principals”), shall form a Buyer Subsidiary (as defined below) and cause the Buyer Subsidiary to purchase one or more real properties (collectively, the “New Seller Real Property”) designated by such Participating Sellers/Principals, and the Buyer thereafter shall distribute all of the equity of such Buyer Subsidiary to such Participating Sellers/Principals in redemption of Class B Units (or related Class A Units) of such Participating Sellers/Principals, all on and subject to the following terms and conditions:

     (a) The Participating Sellers/Principals shall notify Buyer of their intent to engage in the transaction contemplated by this Section 12.1 no less than 90 days prior to the date (the “Purchase/Redemption Date”) for the purchase of the New Seller Real Property and the redemption of the Class B Units (or related Class A Units);

     (b) The purchase price for the New Seller Real Property (net of any indebtedness relating to such New Seller Real Property to be assumed (any such indebtedness, the “New Seller Real Property Indebtedness”)), together will all transaction costs required to be paid in connection with the acquisition of the New Seller Real Property (the “New Seller Real Property Purchase Price”), (i) shall be no more than $20,000,000, except as set forth in the last sentence of this Section 12.1(b), (ii) shall be no less than $2,000,000, and (iii) shall be payable only in cash. Buyer shall cause a wholly-owned limited liability company subsidiary (specifically formed for the purpose of the transaction contemplated by this Section 12.1) (the “Buyer Subsidiary”) to purchase the New Seller Real Property for the New Seller Real Property Purchase Price. The documentation for the purchase of the New Seller Real Property (and, if applicable, the assumption of any New Seller Real Property Indebtedness) shall expressly provide that neither Buyer, the Trust nor any of their affiliates (other than the Buyer Subsidiary) shall have any liability thereunder, and shall otherwise be in form and substance reasonably satisfactory to Buyer. In the event that the Participating Sellers/Principals desire to have the Buyer Subsidiary acquire New Seller Real Property where the New Seller Real Property Purchase Price would exceed $20,000,000, Buyer and Buyer Subsidiary shall have no obligation under this Section 12.1 unless, at the time specified by Buyer, in its sole and absolute discretion, the Participating Sellers/Principals shall contribute to Buyer in cash an amount equal to the excess of the New Seller Real Property Purchase Price over $20,000,000 (which amount shall be held and applied by Buyer Subsidiary solely for purposes of completing the purchase of the New Seller Real Property contemplated by this Section 12.1 and shall be returned to the Participating Sellers/Principals in the event that such purchase is not consummated).

     (c) Immediately following the purchase by the Buyer Subsidiary of the New Seller Real Property, Buyer shall redeem a number of Class B Units (or related Class A Units) from the Participating Sellers/Principals equal to (i) the New Seller Real Property Purchase Price (but not in excess of $20,000,000) divided by (ii) the average of the closing prices for the Trust’s common shares as reported in The Wall Street Journal for each of the 10 consecutive Trading Days ending on the day before the Purchase/Redemption Date. As consideration for such redemption of Class B Units (or related Class A Units), Buyer shall distribute to the Participating Sellers/Principals all of the equity interests of the Buyer Subsidiary pro rata based on the number of Class B Units (or related Class A Units) to be redeemed from each Participating Seller/Principal.

     (d) The rights set forth in this Section 12.1 may only be exercised no more than two times in any calendar year (and any Sellers or Principals who did not participate as Participating Sellers/Principals in any of such two exercises shall have no further rights under this Section 12.1 in such year). As well, the rights set forth in this Section 12.1 shall terminate as of the date that is seven years after the Closing Date.

     (e) Each Participating Seller/Principal shall deliver, concurrently with the notice set forth in Section 12.1(a), (i) a written undertaking to indemnify, defend, protect and hold harmless Buyer from and against any and all suits, actions, proceedings, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, including, without limitation, attorneys’ and experts’ fees and expenses, in connection or resulting from the indirect ownership of the New Seller Real Property and the other transactions contemplated by this Section 12.1 and (ii) a written acknowledgment that (A) the transaction contemplated by this Section 12.1 involves complex tax consequences for such Participating Seller/Principal, and such Participating Seller/Principal is relying solely on the advice of his/her own tax advisors in evaluating such consequences, (B) Buyer has not made (nor shall it be deemed to have made) any representations or warranties as to the tax consequences of such transaction to such Participating Seller/Principal, (C) any references in this Agreement to the intended tax effect of the transaction contemplated by this Section 12.1 shall not be deemed to imply any representation by Buyer as to a particular tax effect that may be obtained by such Participating Seller/Principal, (D) neither Buyer nor its agents, employees or any other person acting on its behalf has rendered or will render any investment, securities, accounting or tax advice to such Participating Seller/Principal, and such Participating Seller/Principal is not participating in such transaction in reliance upon or with the expectation of any such advice, and (E) such Participating Seller/Principal remains solely responsible for all tax matters relating to such Participating Seller/Principal.

     12.2 Broker’s Commissions. Sellers represent to Buyer that Sellers have not authorized any broker, investment banker or finder to act on Sellers’ behalf in connection with the acquisitions hereunder and that Sellers have not dealt with any broker or finder purporting to act on behalf of any other party, other than National Self Storage Management, Inc. (Robert H. Schoff, Designated Broker) whose investment banking/brokerage fee shall be paid by Sellers. Sellers agree to indemnify and hold harmless Buyer from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Sellers or on Sellers’ behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer represents to Sellers that Buyer has not authorized any broker or finder to act on Buyer’s behalf in connection with the transfers hereunder and that Buyer has not dealt with any broker or finder purporting to act on behalf of any other party. Buyer agrees to indemnify and hold harmless Sellers from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Buyer or on Buyer’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Sellers advise that National Self Storage Management, Inc. (Robert H. Schoff, Designated Broker) is licensed to sell real estate in the State of Arizona.

     12.3 Assignment. Buyer may not assign Buyer’s rights under this Agreement without Sellers’ prior written consent, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Buyer may assign its rights to an entity that is controlled directly or indirectly by Buyer or under common control with Buyer, so long as such entity expressly assumes by written instrument all of Buyer’s obligations arising under this Agreement. Sellers shall have no obligation to release Buyer’s liability under this Agreement upon any such assignment.

     12.4 Condemnation and Casualty.

     (a) Condemnation. Sellers shall promptly notify Buyer of any threatened or commenced condemnation or eminent domain proceedings affecting any Project. In the event that all or any “substantial portion” of a Project (as defined below in Section 12.4(c)) shall be taken in condemnation or by conveyance in lieu thereof or under the right of eminent domain or formal proceedings have been initiated therefor after the Effective Date and before the Closing Date, then at the election of Buyer by written notice thereof to Sellers within ten (10) days after Sellers notify Buyer of the condemnation or eminent domain proceedings, this Agreement shall be terminated as to the applicable Project (but not as to any other Project), in which event the Acquisition Value shall be reduced by the allocable portion thereof attributable to such Project (any such election to terminate as to a Project and reduction of Acquisition Value being a “Project Withdrawal”). In the event Buyer fails to timely deliver written notice of termination as described above, Buyer shall be deemed to have elected to proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event

Sellers shall deliver to Buyer at the Closing any proceeds actually received by Sellers attributable to such Project from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer Sellers’ rights to any such proceeds not yet received by Sellers, and there shall be no reduction in the Acquisition Value. If the taking does not involve a “substantial portion” of the Project, as herein defined, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such taking, and Sellers shall deliver to Buyer at the Closing any proceeds actually received by Sellers attributable to such Project from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer Sellers’ rights to any such proceeds not yet received by Sellers, and there shall be no reduction in the Acquisition Value.

     (b) Casualty. Sellers shall promptly notify Buyer of any casualty affecting any Project. In the event that all or any “substantial portion” of a Project shall be damaged or destroyed by fire or other casualty after the Effective Date and before the Closing Date, Buyer may, at its option, elect to have a Project Withdrawal occur with respect to such Project by written notice thereof to Sellers within ten (10) days after Sellers notify Buyer of the casualty and the availability and amount of insurance proceeds. In the event Buyer does not elect to terminate this Agreement as described above, Buyer shall proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Sellers shall deliver to Buyer at the Closing any insurance proceeds actually received by Sellers attributable to such Project from such casualty, or assign to Buyer all of Sellers’ right, title and interest in any claim under any applicable insurance policies in respect of such casualty, together with payment to Buyer of an amount equal to the deductible(s), if any, applicable to such loss under the insurance policy(ies), and there shall be no reduction in the Acquisition Value. If the casualty loss does not involve a “substantial portion” of the Project, as defined herein, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such casualty loss, and Sellers shall either (i) deliver to Buyer at the Closing any insurance proceeds actually received by Sellers attributable to the Project from such casualty, or (ii) assign to Buyer all of Sellers’ right, title, and interest in any claim under any applicable insurance policies in respect of such casualty, together with payment to Buyer of an amount equal to the deductible(s), if any, applicable to such loss under the insurance policy(ies), and there shall be no reduction in the Acquisition Value.

     (c) Substantial Portion Defined. For the purposes of this Section 12.4, a taking of or casualty loss to a “substantial portion” of a Project shall be deemed to include any taking or casualty loss which (i) is equal to or greater than (A) 10% of the value of the Project as established by Acquisition Value allocation for such Project, or (B) 10% of the aggregate gross number of square feet contained in the storage facilities constituting such Project, or (ii) involves a taking that has a material adverse effect on Buyer’s use of the remainder of the Project, by materially adversely affecting the adequacy of utilities, parking and/or access to the Project, the location or size of signage for the Project, or the zoning compliance thereof.

     (d) Risk of Loss. Subject to the foregoing provisions of this Section 12.4, risk of loss until Closing shall otherwise be borne by Sellers.

     12.5 Confidential Agreement. Except as required below in Section 12.6 or by court order or by operation of law, the terms and conditions of this Agreement shall be treated as confidential by all parties hereto, and neither any of such terms or conditions nor any copy of this Agreement shall be divulged or provided to any third party other than those persons having an ownership interest in Sellers, the parties’ respective attorneys, agents, consultants and employees and Buyer’s lenders, if any, by any party hereto without the prior consent of the other parties hereto. Buyer shall cause Buyer’s attorneys, agents, consultants, employees and lenders to retain the confidentiality required pursuant to this Section. Notwithstanding anything to the contrary contained in this Agreement (or in any document or instrument related to this Agreement), Buyer and U-Store-It Trust shall be permitted to (i) disclose the existence of this Agreement and the matters set forth herein in any current report on Form 8-K, Form 10-Q, Form 10-K or registration statement of the Trust (as amended from time to time) or as may be otherwise required under the federal securities laws, and (ii) file this Agreement as an exhibit to such report or registration statement or any other filings required under the federal securities laws.

     12.6 Information and Audit Cooperation. At Buyer’s request, at any reasonable time before or after the Closing with reasonable prior notice, Sellers shall provide to Buyer’s designated independent auditor access to the books and records of the Projects, and all related information with respect to the Projects for (i) the period for which Buyer or the Trust is required to have the Projects audited under the regulations of the Securities and Exchange Commission and (ii) any subsequent unaudited period required to be presented in any registration statement of the Trust, and Seller shall provide to such auditor a representation letter in substantially the form of Exhibit M – Form of Audit Representation Letter attached hereto, in accordance with generally accepted auditing standards. In addition, Sellers shall request that its accountants, at Buyer’s expense and on terms and conditions mutually acceptable to Sellers’ accountants and Buyer, (x) reformulate the audited financial statements of Sellers with respect to the Projects in order to generate audited financial statements and related audit reports required to be included in any registration statement with respect to the Projects and (y) consent to use of such reformulated statements and being named as an expert in such registration statement. Sellers’ sole obligation under the preceding sentence shall be to request that its accountants perform such services under the terms of the preceding sentence, and Sellers shall not be deemed to be in default hereunder if its accountants decline to perform such services. Sellers make no representations or warranties and shall in no way be liable in any respect with respect to any statements or reports so generated by its accountants.

     12.7 Notices. Any notice, approval, waiver, objection or other communication (for convenience, referred to herein as a “notice”) required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if (a) hand delivered (effective upon delivery), (b) sent by a nationally recognized overnight delivery service (effective one (1) business day after delivery to such courier for overnight service) or (c) sent by facsimile or e-mail (effective upon confirmation of transmission), in each case, addressed in accordance with Section 1.9, or to such other or additional addresses as either party might designate by written notice to the other party.

     12.8 Entire Agreement. This Agreement and the exhibits and schedules attached hereto constitute the entire agreement between Sellers and Buyer, and there are no other covenants, agreements, representations, warranties, promises, terms, provisions, conditions, undertakings or understandings, either oral or written, between them concerning the Projects other than those expressly herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon Sellers or Buyer unless in writing and signed by Sellers and Buyer.

     12.9 Headings. The headings, captions, numbering system, etc. are inserted only as a matter of convenience and may under no circumstances be considered in interpreting the provisions of this Agreement.

     12.10 Binding Effect. All of the provisions of this Agreement are hereby made binding upon the personal representatives, heirs, successors and assigns of all parties hereto. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “heirs, executors, administrators and assigns” shall include “successors, legal representatives and assigns.”

     12.11 Time of Essence. Time is of the essence in each and every provision of this Agreement.

     12.12 Unenforceable or Inapplicable Provisions. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein, unless such unenforceable provision materially affects any material covenants set forth herein.

     12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.

     12.14 Attorneys’ Fees. In the event any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover and the court is specifically empowered to award reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

     12.15 Authority. Each person executing this Agreement, by execution hereof, represents and warrants that such person is fully authorized to do so, however, the parties will cooperate in providing appropriate proof to the other party of the authority of the signing person to bind the party.

     12.16 Time Periods. Unless otherwise expressly provided herein, all periods for delivery or review and the like shall be determined on a “calendar” day basis. Subject to Section

1.7 hereof, if any date for performance, approval or delivery falls on a Saturday, Sunday or legal holiday (state or federal) in the States of Arizona or Ohio, the time therefor shall be extended to the next business day.

     12.17 No Recording. Sellers and Buyer agree that neither this Agreement, a copy of this Agreement nor any instrument describing or referring to this Agreement shall ever be filed of record.

     12.18 No Third Party Beneficiary. The provisions of this Agreement are for the exclusive benefit of the Sellers and Buyer hereto and, subject to Section 12.3, no other party shall have any right or claim against the Sellers and Buyer, or either of them, by reason of those provisions or be entitled to enforce any of those provisions against the Sellers and Buyer hereto, or either of them.

     12.19 Like Kind Exchange. Each Seller may elect to exchange one or more Projects (to the extent of the Seller Cash Consideration to be received therefor) for other real estate of a like kind in accordance with Section 1031 of the Internal Revenue Code of 1986, as amended. To exercise any rights under this Section, a Seller shall provide Buyer with a written statement stating such Seller’s intent to enter into an exchange at least twenty (20) days prior to the Closing Date. A Seller may assign its right under this Agreement to a qualified intermediary (the “Qualified Intermediary”) for the purpose of completing such an exchange. A Seller’s election to exchange a Project for other real estate of a like kind shall be at no cost or liability to Buyer. Should this Agreement become part of a Section 1031 transaction, the applicable Seller hereby agrees that Buyer may enforce any and all representations, warranties, covenants and other obligations of Sellers under this Agreement directly against such Seller and/or the Qualified Intermediary, and Buyer agrees that the Qualified Intermediary may enforce any covenants of Buyer under this Agreement directly against Buyer. The applicable Seller shall indemnify Buyer from any and all losses, costs, expenses, damages or liabilities sustained or incurred by reason of Buyer’s participation in the exchange.

     DATED as of the Effective Date specified in Article I.

BUYER:

U-STORE-IT, L.P., a Delaware limited partnership

By:	U-Store-It Trust,
its general partner

	By:	/s/ Steven G. Osgood
Steven G. Osgood, President and Chief Financial Officer

SELLER:

Denver Investors, a Delaware Limited Partnership	Lakewood Business Center, a Delaware Limited Partnership
By: Self Storage GP Corp., General Partner	By: Self Storage GP Corp., General Partner

By: /s/ Dennis L. Winans	By: /s/ Dennis L. Winans
Dennis L. Winans, Vice President	Dennis L. Winans, Vice President

El Paso Investors, a Delaware Limited Partnership	Mesa Self Storage Investors, a Delaware Limited Partnership
By: Self Storage GP Corp., General Partner	By: Self Storage GP Corp., General Partner

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

Fort Lowell – NSS, a Delaware Limited Partnership	National Self Storage Equities, a Delaware Limited Partnership
By: Self Storage GP Corp., General Partner	By: MR Partner Corp., General Partner

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

Grant Pacific Corporation	NSS – Pima County, a Delaware Limited Partnership By: Self Storage GP Corp., General Partner

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

National Self Storage Tucson Nos. 10, 11, 12, a Delaware Limited Partnership	NSS SW Investors, LP
By: Islander (Delaware) Inc., General Partner	By: Self Storage GP Corp., General Partner

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

Oracle Business Plaza Associates, a Delaware Limited Partnership	SGMP TV/Kolb Investors, L.P.
By: Self Storage GP Corp., General Partner	By: Self Storage GP Corp., General Partner

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

Sacramento Investors, a Delaware Limited Partnership	SGMP Houston Investors, LP
By: Self Storage GP Corp., General Partner	By: Self Storage GP Corp., General Partner

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

Utah Business Partners I, a Delaware Limited Partnership	SGMP Equity Fund I Limited Partnership
By: Self Storage GP Corp., General Partner	By: Self Storage GP Corp., General Partner

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

SGMP Equity Fund II Limited Partnership	NSS Southern California, L.P.
By: Self Storage GP Corp., General Partner	By: NSS Southern California, Inc.

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

SGMP Synott Limited Partnership	SSMC Mortgage Securities Trust 96-1
By: Self Storage GP Corp., General Partner	By: SSMC Funding Corp.

/s/ Dennis L. Winans	/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President	By: Dennis L. Winans, Vice President

NSS Palo Verde, LP
By: Self Storage GP Corp., General Partner

/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President

NSS New Mexico, Limited Partnership
By: MR Partner Corp., General Partner

/s/ Dennis L. Winans
By: Dennis L. Winans, Vice President

DESIGNATED PRINCIPALS:

/s/ W. Michael Schoff
W. MICHAEL SCHOFF

/s/ Robert H. Schoff
ROBERT H. SCHOFF

The undersigned hereby execute this Agreement for purposes of Section 7.5 and Section 11.3.

/s/ W. Michael Schoff
W. Michael Schoff

THE SCHOMAC GROUP, INC., an Arizona Corporation

/s/ Dennis L. Winans
Dennis L. Winans, President

TEDCO, INC., an Arizona Corporation

/s/ Dennis L. Winans
Dennis L. Winans, Vice President

Robert H. Schoff Revocable Trust Dated August 6, 2002

/s/ Robert H. Schoff
Robert H. Schoff, Trustee

Susan A. Harris Revocable Trust Dated November 9, 1999

/s/ Susan A. Harris
Susan A. Harris, Trustee

San Simeon Investments IV L.P.
By: RMS GP Corp., an Arizona Corporation, General Partner

/s/ Ryan M. Schoff
Ryan M. Schoff, President

Trust B of the Charles E. Schoff Family Revocable 1975 Trust

/s/ Charles E. Schoff
Charles E. Schoff, Trustee